Overseas Shipholding Group, Inc.

302 Knights Run Avenue

Tampa, Florida 33602

July 17, 2017

Richard Trueblood, CPA

10812 Bullrush Terrace

Lakewood Ranch, Florida 34202

Dear Richard:

This letter agreement (this “Agreement” or “letter”) confirms and memorializes our recent discussions regarding the terms of your temporary employment as interim Chief Financial Officer of Overseas Shipholding Group, Inc. (“OSG”), effective as of July 20, 2017 (the “Effective Date”). Please indicate your agreement to the terms set forth herein by your signature below.

1. Title; Term. From the Effective Date through the date this agreement is terminated in accordance with Section 4 below (the “Term”), you shall serve as interim Chief Financial Officer of OSG. In that capacity, you will report directly to the Chief Executive Officer of OSG and you will comply with OSG’s code of ethics and all applicable policies of OSG relating to business and office conduct, health and safety, and use of OSG’s facilities, supplies, information technology, equipment, networks, and other resources.

2. Compensation for Services.

(a) Monthly Salary. During the Term, OSG will pay you a base salary at the rate of $20,000 per month (the “Base Salary”), payable in accordance with OSG’s regular payroll practices.

(b) Discretionary Bonus. During the Term, you may also be eligible to receive a discretionary bonus based on performance or other metrics as determined from time to time by OSG’s board of directors in its discretion.

(c) No Other Employee Benefits. As a temporary employee, except as required by applicable law, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by OSG to its employees.

3. Restrictive Covenants.

(a) Work Product.

(i) All Work Product (defined below) shall be work made for hire by you and owned by OSG. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by you for OSG, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in OSG, you hereby assign to OSG, and upon the future creation thereof automatically assign to OSG, without further consideration, the ownership of all Work Product. OSG shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. You agree to perform, during or after termination of your employment by OSG, such further acts as may be necessary or desirable to transfer, perfect, and defend OSG’s ownership of the Work Product as requested by OSG.

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(ii) For purposes of this letter, “Work Product” means the data, materials, formulas, research, documentation, computer programs, systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by you, while employed by OSG or any of its affiliates, within the scope of your employment or that otherwise relates in any manner to the business or projected business of OSG or its affiliates.

(b) Trade Secrets and Confidential Information.

(i) During the course of your employment with OSG, OSG or its affiliates may disclose to you Trade Secrets and Confidential Information (each as defined below). The Trade Secrets and the Confidential Information of OSG and its affiliates are the sole and exclusive property of OSG and its affiliates (or a third party providing such information to OSG or its applicable affiliate). The disclosure of the Trade Secrets and the Confidential Information of OSG and its affiliates to you does not give you any license, interest, or rights of any kind in the Trade Secrets or Confidential Information. You may use the Trade Secrets and Confidential Information solely for the benefit of OSG and its affiliates while you are employed by OSG. You shall hold in confidence the Trade Secrets and Confidential Information of OSG. Except in the performance of services for OSG and its affiliates, you shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or the Confidential Information of OSG and its affiliates or any portion thereof. The obligations under this letter with regard to the Trade Secrets of OSG and its affiliates remain in effect as long as the information constitutes a trade secret under applicable law. The obligations with regard to the Confidential Information of OSG shall remain in effect during the Term and for a period of 12 months after termination of this Agreement. You agree to return to OSG, upon your resignation, termination, or upon request by OSG, the Trade Secrets and Confidential Information of OSG and all materials relating thereto.

(ii) For purposes of this letter, “Trade Secrets” means information of OSG or its affiliates, and their respective licensors, suppliers, clients, and customers, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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(iii) For purposes of this letter, “Confidential Information” means information, other than Trade Secrets, that is treated as confidential, and that would potentially damage or interfere with, in any manner, the business of OSG or its affiliates if disclosed. Confidential Information includes, but is not limited to, information concerning OSG’s (and its affiliates’) financial condition, results of operations, business operations and strategy, financial structure, pricing, revenue sharing, partner agreements, customer agreements, marketing plans, methods of operation, internal operating procedures, and technology. Notwithstanding the foregoing, the provisions of this Section 3(b) do not apply to (A) information that is general knowledge in OSG’s industry, (B) information that has been disclosed to you by third parties who are unrelated to OSG and who are not bound by agreements of confidentiality with respect thereto, and (C) information you may be required to disclose by law but only to the extent required by law.

(c) Nonsolicitation. You agree that during the Term and for a period of 12 months after termination of this Agreement, neither you nor any company or other entity controlled by you (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any person who accepts employment with OSG or any of its affiliates to leave the employ of OSG or any of its affiliates for any reason whatsoever, or (ii) hire or employ any person who accepts employment with OSG or any of its affiliates.

(d) Nondisparagement. You agree not to disparage OSG or its affiliates in any way, other than as part of the judicial, arbitration, or other dispute resolution process in connection with any litigation, mediation, arbitration, or other judicial proceeding arising under any claim brought in connection with this letter, or other than when compelled to testify under oath by subpoena, regulation or court order. OSG agrees to instruct the members of its board of directors and its officers who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, not to disparage you in any way, other than as part of the judicial, arbitration or other dispute resolution process in connection with any litigation, mediation, arbitration or other judicial proceeding arising under any claim brought in connection with this letter, or other than when compelled to testify under oath by subpoena, regulation or court order.

(e) Remedies. You acknowledge that breach of the provisions of this Section 3 would result in irreparable injury and permanent damage to OSG and its affiliates, which prohibitions or restrictions you acknowledge are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of OSG and its affiliates. You recognize and agree that the ascertainment of damages in the event of a breach of this Section 3 would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered by OSG and its affiliates from breach by you. You therefore agree: (i) that, in the event of a breach of this Section 3, OSG, in addition to and without limiting any of the remedies or rights that it may have at law or in equity or pursuant to this letter, shall have the right to injunctive relief or other similar remedy to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that OSG has an adequate remedy at law with respect to any such breach, (B) require that OSG submit proof of the economic value of any Trade Secret, or (C) require that OSG post a bond or any other security. Nothing contained herein shall preclude OSG from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

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4. Termination.

(a) You or OSG may terminate this Agreement without cause upon 30 days’ written notice to the other party to this Agreement. In the event of termination pursuant to this clause, OSG shall pay you on a pro-rata basis any Base Salary then due and payable up to and including the date of such termination.

(b) You or OSG may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, the other party does not cure such breach within 10 days after receipt of written notice of such breach.

(c) The terms and conditions of Section 3 shall survive the expiration or termination of this Agreement.

5. Whistleblower Issues. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including reporting pursuant to the “whistleblower rules” promulgated by the Securities and Exchange Commission.

6. Litigation and Regulatory Cooperation. During and after the Term, you agree to cooperate fully with OSG in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of OSG or any of its affiliates which relate to events or occurrences that transpired while you were employed by OSG or any affiliate thereof (or any predecessor thereto). Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of OSG or any of its affiliates at mutually convenient times. During and after the Term, you also agree to fully cooperate with OSG and its affiliates in connection with any investigation or review of any federal, state or local regulatory, quasi-regulatory or self-governing authority (including the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were employed by OSG or any affiliate thereof (or any predecessor thereto) at mutually convenient times.

7. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth above (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

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8. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

9. Amendment. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

10. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in Hillsborough County, Florida in any legal suit, action, or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

11. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

12. JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, TRIAL WILL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS SECTION 12. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS SECTION 12. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION 12.

13. Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts and by electronic or facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned. We look forward to your joining the OSG team.

[SIGNATURE PAGE FOLLOWS]

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Sincerely,

OVERSEAS SHIPHOLDING GROUP, INC.

By:	/s/ Samuel Norton
Name:	Samuel Norton
Title:	President & Chief Executive Officer

Agreed and Acknowledged:

/s/ Richard Trueblood
Richard Trueblood, CPA

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